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                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and to the use of our reports dated February 4, 2000, with respect to the financial statements of First Security Benefit Life Insurance and Annuity Company of New York and the financial statements of T. Rowe Price Variable Annuity Account of First Security Benefit Life Insurance and Annuity Company of New York included in Post-Effective Amendment No. 7 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-83240) and Post-Effective Amendment No. 10 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-8726) on Form N-4 and the related Statement of Additional Information accompanying the Prospectus of The T. Rowe Price No-Load Variable Annuity.

                                                               Ernst & Young LLP

Kansas City, Missouri
April 26, 2000